Exhibit 1

Fellow Shareholders: We Need Your Support to Turn Anavex Around

Anavex does not have an asset problem. It has a leadership and governance problem.

The Anavex Board Nominees Own 5,000 Shares

Out of 92,696,842 shares outstanding — 0.005% of the Company and they ask you to entrust to them.

A review of the facts disclosed in Anavex's own proxy statement
filed with the SEC on September 8, 2026

Table of Contents

3	Introduction
4	Why PVG is Seeking Change
10	Our Plan
14	Anavex Board Deficiencies & Missteps
23	AVXL Stock Price Underperformance
29	The Choice on Your Ballot
40	Summary and Conclusion
50	Important Information

Introduction

The PVG Group[1] has been a shareholder of Anavex Life Sciences Corp. ("Anavex," "AVXL," or the "Company") since 2024. **We continue to believe in the value** of the Company's assets and the potential for its innovative treatments for CNS [2] diseases, including its lead candidate for patients with Alzheimer's disease, oral **blarcamesine**. Unfortunately, we have all witnessed **the Company's repeated missteps**, which in 2026 have laid bare **significant leadership deficiencies**, and the Board's **destruction of shareholder value:**


AnavexVotePVG.com
VOTE THE GOLD PROXY CARD FOR THE SIX PVG NOMINEES
The future direction of Anavex. Is in your hands.
PVG urges Anavex stockholders to vote the GOLD proxy card FOR all six PVG nominees and support meaningful change, stronger alignment and a focused plan to restore and maximize shareholder value.
Why Change Is Needed →
How to Vote
VOTE GOLD

- Withdrawing the Anavex's application for EMA [3] authorization of oral blarcamesine
- Termination "for cause" of the CEO, who has since filed suit against four sitting directors, and appointment of an interim CEO with no prior experience as a chief executive
- Terminations of key scientists resulting in significant brain drain
- Nasdaq delisting notification since remedied and recent disclosure of material weaknesses in internal control over financial reporting that existed at the end of the last four quarters
- A Board with no skin in the game and a single incumbent director nominee owning any AVXL stock, numbering just 5,000 shares
- Significant AVXL underperformance compared to peer stocks and biotech benchmarks

After attempting in vain to engage constructively with the Company directly, we are now asking shareholders to **reconstitute the Board with the PVG Group's slate of highly qualified directors** to help Anavex and its assets in seeking to realize their full potential.

(1) PVG Asset Management Corporation, together with other participants named herein ("PVG Group", "PVG" or "we")   *(2) Central nervous system*   *(3) European Medicines Agency*

Why PVG is Seeking Change


YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

Overview of Why PVG is Seeking Change

PVG believes this Board has made years of Bad Business Decisions, Poor Corporate Governance, Lack of Biotech Knowledge

CONCERN

- **We have seen these spiral-down stock declines before** when EOs and boards with an insufficient lack of market knowledge cannot raise money because they have little credibility with the financial markets. This is clear from the Annavex stock price. **We do not want to see this company do a 10/1 or more reverse stock split to get the shares high enough to do a stock offering, this is a slippery slope.**
- **We do not believe Anavex can get the funding they need to advance the trials with this team, "funded through mid-fiscal 2028," which is March 2028, when the cash may be completely depleted. If the Alzheimer's phase 3 trial starts in early 2027 and costs at least $150 million, they only have $118 million; the trial simply cannot start.**
- **We believe the existing board lacks alignment with shareholders, demonstrated by poor corporate governance; has a background in other industries and not biotech; lacks capital markets knowledge, and has demonstrated poor business acumen.**

LEADERSHIP

- **The rookie CEO has a conflict of interest because she consults for another biotech company, and we see no proof she has successfully commercialized a drug. See Anavex August 10, 2026 Proxy Statement.**
- **We believe we can hire an experience Central Nervous System CEO that hasa market following and can raise money nondilutive or at higher stock prices**. We believe the internal controls, SEC and Nasdaq compliance alone is reason enough to change the entire board. First, the company disclosed in an amened 10K filing that they had material weakness in internal control over financial reporting for the last 4 quarters. Anavex admits in its recent SEC filings that it has begun remediation efforts but fixing the weaknes requires significant time, cost, and management attention and thatthere is no guarantee the corrective actions will fully resolve the problem. Because Anavex was late in filing its March 31, 2026, 10Q, Nasdaq issued a deficiency notice because Anavex failed to meet timely reporting requirements. Anavex indicates in the June 30, 2026, 10-Q that consequences may include: Increased expenses related to resolvingfiling issues, **lower stock price and difficulty hiring or retaining employees.**
- **Very important in our view, Anavex now has a reduced ability to raise capital, as set forth in the June 30, 2026 10-Q. Because of the SEC late filings, Anavex has lost its eligibility to use its effective Form S-3 registration statement, including its at-the-market financing program that raised approximately $36 million in fiscal year 2026.**
- **The proxy states that the Executive Committee consists of Jiong Ma, Claus van der Velden and Axel Paeger and is authorized to exercise the power of the Board in the management of the Company's business and affairs to the fullest extent permitted by law, with the Committee continuing until it recommends its own dissolution or the Board determines otherwise. This appears relevant to the Company's characterization of its proposed slate as a "refreshed" Board, since the proxy does not appear to state that this Executive Committee structure will terminate following the September 24 Annual Meeting. These three have no experience in managing a biotechnology company and have shown no ability to do so either.**

Nonsensical Company Statements

- **The Anavex Board is being disingenuous** in implying that PVG is seeking control without a credible plan and without paying stockholders a premium.

Why PVG is Seeking Change

PVG believes Anavex has valuable assets, the current leadership has failed shareholders, and meaningful change is required.

- **PVG has done the due diligence in part by speaking with 4 of the 6 existing board members and a number of former medical experts of the company. We have also spoken with many analysts, bankers, and long-time significant investors.** The stock price has fallen over several years and we are **very disappointed in how the transition within the Company is progressing. We do not believe the team in place and the board oversight can produce positive results.** What PVG wants to do is set the company up for the highest probability of success.
- The blarcamesine phase 2b/3 for early onset **Alzheimer's data was released in December of 2023**, and we believe little of any significance has been accomplished since then. **The Company coasted for years incurring net losses for the fiscal years ended September 30, 2023, 2024 and 2025 of $47.5 million, $43.0 million and $46.4 million, respectively,** (see their 10-Ks for those fiscal years). **These losses are significant, but we believe they pale in comparisons to having years of this potentially significant drug not being approved and marketed.**
- **The EMA regulatory process withdrawal for blarcamesine is a concrete, fully documented oversight failure, resulting in a -35% single-day share price decline back on March 25 of this year.**
- **We believe the current board has played a key part in the substantial destruction of shareholder value**, just look at the recent stock price, $3.11 as of August 24, 2026. **It needs to be quickly fixed as there is a finite life to the Company's intellectual property; time is literally money.**
- **We don't understand why the Board did not direct the management to move forward with the Phase 3 trial relating to its proposed Alzheimer's drug that would have been required even if the Company received conditional approval by the European commission.**
- Anavex's assets remain valuable but **require experienced leadership**, yet there appears to be no expertise in **central nervous system ("CNS") products**; this is not helpful. **Two of the four existing Board members are from the telecommunications industry.** One of the **new director nominees has experience relating to cancer but not CNS.**

Why PVG is Seeking Change

PVG believes Anavex has valuable assets, the current leadership has failed shareholders, and meaningful change is required.

- A new CEO with a proven track record with a focus on CNS is required, **not a first-time CEO. We were disappointed by the hiring of the new CEO.** In our opinion, she has no history to be able to manage the clinical trials, the personnel, raise the money needed from investors and deal with the investment community. **We believe this is not going to work and was the first critical decision of the Board after the former CEO was fired by the Company in early 2026.**
- **There has been a very significant brain drain at the Company with little transition of critical information, already written papers, contacts**…with the firing of Kun Jin PhD, VP Head of Biostatistics; Adebayo Laniyonu, PhD, SVP of Nonclinical Development; **Wolfgang Liedtke, MD, PhD, SVP, Global Head of Neurology (we believe this gentleman knows all the issues with the Alzheimer's drug and how to derisk it for phase 3);** Felix Lauscher Chief Operating Officer; Anthony Sileno, SVP Clinical Operations and Translational Sciences; William Chezem, PhD, Manger of Clinical Trial Informatics; Alessandro Mammoli, Sr Manager Project Management; and Nell Rebowe, Sr Director of Business Development and IR.
- **This is not the telecommunications industry where cutting staff overseeing a hard asset is cheered. In our view, this was the brains and history of the Company's drug pipeline.**
- We do not believe the current leadership team can restore institutional investor confidence. **Based upon our review, the current IR firm is not focused on biotechnology, but real estate. We believe that sell side broker dealers are going to avoid this stock with this team in charge.**

Why PVG is Seeking Change

PVG believes the current Board continues to make bad business decisions that is significantly impacting the value of the company.

- **Anavex Life Sciences: The Company filed its 10-Qs for two quarters now on August 28th (March 31 and June 30, 2026) and faced a possible delisting from Nasdaq that was recently remedied. In the Form 10-Q June 30th, 2026, the Company described the reason for firing of the former CEO (on page 35):** *"related to deficiencies including a historical failure to set an appropriate tone at the top and the historical process for identifying, escalating and communicating regulatory, clinical and other non-financial information to our principal financial officer, the Audit Committee and the Board. During the affected period, regulatory, clinical and non-financial information was concentrated with our former CEO, and we did not maintain sufficiently formal and precise controls to provide reasonable assurance that such information would be identified, accumulated and communicated completely and timely to all appropriate financial reporting and disclosure-process participants. That action removed the individual with whom the relevant regulatory, clinical and other non-financial information had been concentrated." The company does not reveal anything that was identified that was not disclosed. We believe* **this is what delayed financials from being reported for over two quarters. We believe it is clear this Board does not understand the biotechnology industry enough to ask questions if they were not getting enough information that should have been readily available regardless.** If the goal was to change the leadership, it should be transitioned professionally. **We think it is likely not possible to hire a highly respected CEO with this Board in place. The action of the Board has set off a lawsuit and a Demand for Arbitration from the former CEO, all of this could have been avoided. PVG IS CONCERNED THE BOARD HAS CREATED SIGNIFICANT LEGAL LIABILITIES. These internal controls fall on the Board, the same people asking you to reelect them.**
- **On pages 12-13 they also disclosed the termination of the Michael J. Fox grant of $0.8 million.** Given the funding was available and the Company had positive results in a phase 2 clinical trial, this money could have been used to further data to advance the drug for Parkinson's. From a press release by Anavex on March 17, 2026, **"Significant treatment effects of blarcamesine were detected using both a test of impaired motor function and a biomarker of dopaminergic nerve fiber density, indicating fiber regrowth in striatum after 6 weeks of blarcamesine treatment. Results were presented at the AD/PD™ 2026 Conference". We believe this is another example of poor business judgement.**

Significant Brain Drain

The Company Has Lost Critical Scientific, Clinical and Operational Talent in 2026

CLINICAL / SCIENTIFIC

Kun Jin, PhD
VP, Head of Biostatistics

Adebayo Laniyonu, PhD
SVP, Nonclinical Development

Wolfgang Liedtke, MD, PhD
SVP, Global Head of Neurology

OPERATIONS / CLINICAL EXECUTION

Felix Lauscher
Chief Operating Officer

Anthony Sileno
SVP, Clinical Operations & Translational Sciences

William Chezem, PhD
Manager, Clinical Trial Informatics

Alessandro Mammoli
Sr. Manager, Project Management

BUSINESS DEVELOPMENT / IR

David Gould, MD, MBA
Head of Corporate Development and Medical Affairs

Nell Rebowe
Sr. Director, Business Development & IR

The presentation materials identify these departures in connection with the 2026 transition but do not provide an individual departure date for each person.

Why PVG is Seeking Change

PVG has sought a good-faith dialogue with members of the Board before taking our case to shareholders. With no meaningful engagement after these attempts, we believe PVG had no choice but to bring its nominees directly to you.

- ***Q3 2024*: PVG begins accumulating an equity stake in AVXL after identifying the potential of the Company's CNS pipeline.**
- ***July 8, 2026*: PVG submits six qualified director nominations to Anavex ahead of the Company's own nomination deadline.**
- ***July 15, 2026*: Board Chair Jiong Ma and PVG CEO Patrick Adams hold a videoconference. The Board resists PVG's nominations.**
- ***July 24, 2026*: With no constructive response from Anavex, PVG files its proxy statement with the SEC.**
- ***July 30, 2026*: PVG follows up again. No substantive discussion follows.**

Sources: PVG Asset Management Corporation, Revised Preliminary Proxy Statement (PRRN14A), filed with the SEC on August 17, 2026 - "Background Relating to Our Solicitation."

Why PVG is Seeking Change

Anavex needs an active Board and experienced leadership to address governance, compliance and clinical execution.

Governance & Oversight

- Replacing only two directors does not address the underlying governance and oversight issues of the Company, and we do not believe these two new nominees have the right backgrounds and experience for a company engaged in developing treatment for central nervous system ("CNS") maladies.
- Anavex needs an active Board to fix the problems. We have nominated very talented and experienced professionals to the Board, and all have a focus on biotechnology.

SEC & Nasdaq Compliance

- The Company has received a delisting notification from Nasdaq because it has failed to timely file SEC reports.
- Shareholders should expect the Board and management to maintain strong governance, provide timely financial disclosure, and comply with Nasdaq standards.
- If the Company cannot simply file its 10-Qs with unaudited financial statements in a timely manner, how can investors expect the new management to successfully conduct a difficult phase 3 trial?

Leadership & Management

- As an experienced investor, we do not want to continue with this Board and believe a strong management team needs to be put in place.

Board Accountability

- We are surprised that the current Anavex Board would spend up to $1.3 million in this proxy contest.
- The Board needs to be active, seriously overseeing the development of the product pipeline, and we do not believe this will occur with the Board slate proposed by Anavex.

PVG believes Anavex has valuable assets, the current leadership has failed shareholders, and meaningful change is required.

Why PVG is Seeking Change

PVG believes the current Board continues to make poor business decisions that is significantly impacting the value of the company.

- **Anavex Life Sciences: The Company filed its 10-Qs for two quarters on August 28th (March 31 and June 30, 2026) and faced a possible delisting from Nasdaq, which was recently remedied. Loss of Nasdaq listing could have a material adverse effect on the Anavex stock price. In the Form 10-Q June 30th, 2026, the company described the reason for the firing of the former CEO (on page 35) *"related to deficiencies including a historical failure to set an appropriate tone at the top and the historical process for identifying, escalating and communicating regulatory, clinical and other non-financial information to our principal financial officer, the Audit Committee and the Board. During the affected period, regulatory, clinical and non-financial information was concentrated with our former CEO, and we did not maintain sufficiently formal and precise controls to provide reasonable assurance that such information would be identified, accumulated and communicated completely and timely to all appropriate financial reporting and disclosure-process participants. That action removed the individual with whom the relevant regulatory, clinical and other non-financial information had been concentrated." The company does not reveal anything that was identified that was not disclosed.* We believe this is what delayed financials from being reported for over two quarters. We believe this Board does not understand the biotechnology industry enough to ask questions if they were not getting enough information that should have been readily available regardless. If the goal was to change the leadership, it should be transitioned professionally. We believe it is likely not possible to hire a highly respected CEO with this Board in place. The action of the Board has set off a derivative lawsuit and a Demand for Arbitration from the former CEO; we believe all of this could have been avoided. PVG IS CONCERNED THE BOARD HAS CREATED SIGNIFICANT LEGAL LIABILITIES. These internal controls fall on the Board, the same people asking you to reelect them!**
- **On pages 12-13 they also disclosed the termination of the Michael J. Fox grant of $0.8 million.** Given the funding was available and the company had positive results in a phase 2 clinical trial, this money could have been used to generate further data to advance the drug for Parkinson's. From a press release by Anavex on March 17, 2026, **"Significant treatment effects of blarcamesine were detected using both a test of impaired motor function and a biomarker of dopaminergic nerve fiber density, indicating fiber regrowth in the striatum after 6 weeks of blarcamesine treatment. Results were presented at the AD/PD™ 2026 Conference". This is another example of poor business judgement.**

Our Plan


YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

Our Plan

PVG believes Anavex has valuable assets, the current leadership has failed shareholders, and meaningful change is required. Some of the items we believe need to be addressed are as follows:

- *We propose to reconstitute the Board with experienced executives and investors in biotech who know what needs to be done with the Company and have a history of success.*
- *In our view, the Anavex product pipeline is the priority, it needs to obtain blarcamesine FDA approved, but it should start now with compassionate use in genetic super responders to generate regulatory friendly real-world evidence. Anavex needs to bring forward the smaller drugs that are less costly to develop such as Rett, and Fragile X.*
- We suggest Anavex partner with big pharma on the indications that have had strong clinical data that the Company cannot currently fund, such as Parkinson's and Schizophrenia.
- Further, Anavex should derisk the phase 3 clinical trial design for blarcamesine, but, as important, make sure the patients are selected early in the disease (start the trial when they are early and not mild).
- It is essential to hire a new CEO with a proven track record that is an expert in CNS/rare disease.
- Anavex should pursue non-ownership dilutive and strategic partnerships, it is puzzling the Company has not done this.
- The Company needs to rebuild its clinical team with outstanding scientists with proven records of accomplishments. It should preserve all the Company's knowledge and relationships developed over the years that may have been lost.
- The Board needs to have skin in the game and own a significant number of shares (we believe this is board of director requirement 101). We are seeking to implement an active board with meaningful stock ownership, with expertise in biotechnology, governance, and capital markets. Anavex has established an Executive Committee of its Board that has, in our view, concentrated decision making in the hands of a few Board members.
- Anavex should require all directors and officers to own shares in the Company.

Our Plan

What Anavex Needs to Do Now

- **As part of a strong investor relations program,** the Company needs an IR person who has relationships with the major biotechnology funds in the U.S. and also knows all the smaller funds and family offices. **Hold two conference calls a quarter: one for earnings with a detailed update on the clinical trials. Be transparent with investors with these two conference calls for earnings with a detailed update on the clinical trials, and the other with a key opinion leader to discuss one of the drugs.**
- **There are five important focuses of the Company that need to work:** ***We believe the existing team at Anavex has none of these skill sets.***
  - **Clinical Success- strong research and development, focused on regulatory approval**
  - **Robust patent protection- extend the life of each drug**
  - **Manufacturing and commercialization-this needs to be in place before approval**
  - **Partnerships with large pharma where needed**
  - **Most important a successful capital plan to fund the clinical trials and commercialization**

We believe that the Anavex current leadership has underperformed. Shareholders need experienced leadership and a credible, actionable plan. PVG is committed to driving this change.

PVG's Plan to Restore and Maximize Shareholder Value

Strengthen Leadership

- Recruit an experienced CEO who is a proven CNS/rare-disease expert
- Rebuild the management team with high performing professionals
- Rebuild the clinical team with CNS expertise
- Require meaningful stock ownership (skin in the game) for all directors and officers

Advance Blarcamesine

- Prioritize early Alzheimer's disease
- Establish a credible regulatory pathway following FDA & European Medicines Agency (EMA) feedback
- Accelerate approval and commercialization opportunities
- Strengthen the patents on all the pipeline

Unlock Pipeline Value

- Pursue non-ownership dilutive financing and strategic partnerships
- Explore partnership opportunities for Parkinson's Disease and Schizophrenia assets
- Re-engage European regulators and address Committee for Medicinal Products for Human Use concerns
- Preserve and leverage institutional knowledge developed over years of investment

Our objective is simple: maximize the value of Anavex's pipeline for shareholders while advancing therapies for patients

Summary of Our Plan

Shareholders Need Leadership and a Credible Strategic Plan: The First 100 Days

Leadership & Management

- Hire an experienced and successful CEO in CNS and Rare Diseases with a following of potential institutional investors.
- Build back a strong clinical team to oversee the trials in place, without disturbing current trial progress.
- Conduct a proper transition with existing management and the nine former executives who were fired, preserving valuable insti tutional knowledge.

Clinical Development & Trial Execution

- Ensure trials are designed for the highest probability of success, with outside experts providing independent input.
- Establish a special Board committee with clinical expertise to oversee and report on trial risks and progress.
- De-risk the Phase 3 Alzheimer's trial design and ensure appropriate patient selection.

Capital & Strategic Partnerships

- Raise capital at a higher stock price or through non-dilutive financing.
- Form partnerships with big pharma for indications the Company cannot afford to develop independently, such as Parkinson's and Schizophrenia.
- Conduct a complete review of each asset and its development financing requirements.
- Thoroughly examine the patent portfolio and identify opportunities to extend patent life.

Governance, Legal & Regulatory

- Address outstanding litigation.
- Establish stronger Board oversight and accountability.
- **Require meaningful stock ownership by Board members and management.**

Investor Relations & Communications

- Communicate actively with shareholders, the scientific community, industry conferences and investor conferences.
- Hire a highly copable investor relations firm and public relations firm.
- Increase visibility with investors and the broader financial community.

Accountability

- Establish an active Board that expects strong results.
- Require all Board members and management to purchase Anavex stock.

Anavex Board Deficiencies & Missteps



YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

They are asking you to re -elect them. They own almost none of Anavex.

0

shares owned by Board Chair Jiong Ma

0

shares owned by Claus van der Velden

0

shares owned by Axel Paeger
(no shares and no options)

5,000 shares is the entire holding of all four incumbent directors combined.

Peter Donhauser holds all 5,000 of them. At recent prices that is roughly $15,000 – for the four people who now control a company with a $270 million market capitalization. The Board and nominees have incentive stock awards. None have been exercised to date.

Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 *beneficial ownership table and footnotes (3)-(6). Percentages calculated on 92,696,842 shares outstanding as of July 30, 2026.*

The reported ownership figures are almost entirely options!

Director	Reported "beneficial ownership"	Of which: stock options	Shares actually owned
Jiong Ma (Board Chair)	210,001	210,001	0
Claus van der Velden	355,501	355,501	0
Peter Donhauser	360,501	355,501	5,000
Axel Paeger	0	0	0
All four combined	**926,003**	**921,003**	**5,000**
The two directors the Board chose NOT to nominate as Board members	**4,168,817**	**2,615,001**	**1,553,816**

The two directors removed from decision-making own 311 times more Anavex stock than the four who control the Board.

Source: Anavex Preliminary Proxy Statement (DEFC14A), filed August 10, 2026, beneficial ownership table and footnotes (3)-(9). "Shares actually owned" = reported beneficial ownership less the options enumerated in each footnote.

NO CAPITAL AT RISK

Most options held by the current board are worthless at today's price.

- A stock option gives them the upside **IF** the shares recover — and costs them nothing if the shares fall.
- Board Chair Jiong Ma's lowest exercise price is $5.36. The stock traded at about $3.11 on August 24, 2026.
- Claus van der Velden's and Peter Donhauser's lowest exercise price is $5.36 at the closing price of $3.11 on August 24, 2026.
- Axel Paeger holds no options at all, and no shares.
- The combined intrinsic value of most options held by all four renominated directors is nearly zero.

$0

combined option value, all four directors

$15,000

total value of the stock they own

If Anavex shares went to zero tomorrow, these four directors would lose approximately $15,000 between them. You would lose everything.

Sources: Anavex Preliminary Proxy Statement (DEFC14A), filed August 11, 2026, footnotes (3), (5) and (6) — exercise prices $2.58–$18.11. Closing price and 52-week range ($2.295–$13.99) per public market data, 17 July 2026.

Directors paid over $1 million in a single year — while owning nothing.(1)

Director	Cash fees	Option awards (grant-date value, Black-Scholes)	Total FY2025
Jiong Ma	$41,000	$323,060	**$364,060**
Claus van der Velden	$41,000	$323,060	**$364,060**
Peter Donhauser	$25,000	$323,060	**$348,060**
Combined — one fiscal year	**$107,000**	**$969,180**	**$1,076,180**

- That is one year. Dr. Ma has served since 2021, Dr. van der Velden since 2018, Dr. Donhauser since 2017.
- Dr. van der Velden is paid an extra $16,000 a year for chairing three committees at once.
- Not one cent of that compensation was ever converted into Anavex shares that they hold today.
- **ISS recommended AGAINST the Board's equity plan amendment at the 2025 annual shareholder meeting, and cited that the proposed equity program was estimated to dilute shareholders by over 28%.(2)**

(1) Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 *— "Compensation of Directors", fiscal year ended September 30, 2025. Dr. Paeger joined the Board in 2026.*

(2) Source: Institutional Shareholder Services (ISS), Proxy Analysis & Benchmark Policy Voting Recommendations, Anavex Life Sciences Corp. 2025 Annual Meeting of Shareholders (June 10, 2025).

THE COMPANY'S OWN POLICY

They are not required to own a single share. And they don't.

> ***"We do not have any stock ownership guidelines, ownership goals or holding requirements."***
>
> — Anavex Life Sciences Corp., proxy statement filed August 10, 2026, page 27

- Many companies require directors and executives to hold stock, so that their losses are your losses.
- Anavex requires nothing— and its directors have taken the Company at its word.
- The Anavex board asking for your vote has designed its own accountability out of existence.

Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A(DEFC14A) filed with the SEC on August 10, 2026- "Stock Ownership Guidelines".

The people now being sued on your behalf exercise control over the company.

New York County Supreme Court, 653987/2026

The "Executive Committee"

Created July 2026 to exercise much of the power of the Board "to the fullest extent permitted by law."

- Jiong Ma
- Claus van der Velden
- Axel Paeger

All three are defendants in the shareholder derivative action filed July 6, 2026.

3 of 3

Executive Committee members are defendants

4 of 6

nominees on the WHITE card are defendants

The only two directors NOT being sued are the two they removed from the Executive Committee.

The defendants decide how the Company responds to the claims against them, write the proxy that calls those claims "without m erit", and ask you to re -elect them.

Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026— "The Board and Board Committees" and "Certain Legal Proceedings"
.

Only one director chairs every Board committee.

Claus van der Velden chairs:

- The Audit Committee
- The Compensation Committee
- The Nominating and Corporate Governance Committee

He is the Chief Financial Officer of a regional German telecommunications company. He also sits on the Executive Committee, andis a defendant in the shareholder action.

Anavex's own assessment of its directors

Skill claimed by the Company	Ma	Donhauser	Paeger	van der Velden
Regulatory experience	No	Yes	No	No
Biopharma experience	No	Yes	Yes	No
Public company board experience	Yes	No	No	No

By Anavex's own scorecard, only one of the four has regulatory experience — and three of the four have no public company board experience despite tenures of many years.

We believe Anavex is a clinical-stage company whose value depends on FDA and European Medicines Agency outcomes. Our review of the Anavex August 10, 2026 proxy statement reveals that only one of these four directors has ever run a drug regulatory strategy at a pharmaceutical company, nor do they have experience as directors of other public companies despite many years of tenure at Anavex.

Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 *director skills matrix under "Information Concerning Director Nominees", and "The Board and Board Committees".*

Current Board handed the Company to a first -time CEO.

- **Anavex's interim Chief Executive Officer has never previously held a CEO role.**
- **Anavex SEC proxy statement dated August 10, 2026, discloses that she "continues to serve as a Strategic Advisor to Aardvark Therapeutics," another pharmaceutical company, while running Anavex. Why wouldn't the Anavex CEO be full time with Anavex?**
- **The same proxy statement discusses the CEO's five positions across four organizations in seven years**, none held longer than about 27 months.
- On 27 February 2026, during her tenure **as Aardvark's EVP of Regulatory Affairs, that company announced a voluntary pause of its Phase 3 HERO trial.**
- **We believe her brief tenure has already revealed an inability to steer complex clinical assets through critical checkpoints. Her immediate past track record in the Anavex proxy statement includes serving as Executive Vice President of Regulatory Affairs at Aardvark Therapeutics, an assignment that concluded with clinical and regulatory setbacks. We believe that entrusting Anavex's high-potential CNS pipeline – including oral blarcamesine – to an executive without prior CEO experience represents an unacceptable threat to shareholder capital.**
- **A CEO with a track record is critical**

Sources: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 — "Executive Officers" and beneficial ownership footnote (4); Appendix A transaction table. Aardvark Therapeutics press release, 27 February 2026.

AVXL Stock Price Underperformance


YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

THE RESULT

Anavex shares have underperformed the biotech sector by a wide margin.



15%
5%
-5%
-15%
-25%
-35%
-28.1%
10.4%
13.8%
Anavex (AVXL)
Nasdaq Biotech Index
S&P Biotech ETF (XBI)

-28.1%

Anavex, 5 May– 23 July 2026

- Anavex shares traded at $2.39 in midJuly 2026, against a 52-week range of $2.295 to $13.99 — at the very bottom of the range.
- The Company failed to file its Form 10Q for the quarter ended 31 March 2026 on time, triggering a Nasdaq delinquency notice. It also failed to file its Form 10-Q for the quarter ended 30 June 2026.
- Its proxy statement, filed August 10, 2026, does not mention the delinquencies at all.

Anavex's stock performance as of August 25, 2026 was up approximately 48.3% from the July 24, 2026 closing price, following PVG's preliminary SEC filing.

Sources: comparative performance and Nasdaq Listing Rule 5250(c)(1) delinquency as stated in the PVG Asset Management Corporation, Revised Preliminary Proxy Statement (PRRN14A), filed with the SEC on August 17, 2026 . Anavex price and 52-week range per public market data, 17 July 2026.

THE RESULT

Anavex shares have underperformed the biotech sector by a wide margin.

	Total Return Since Dr. Peter Donhauser joins board (Feb 8, 2017	Total Return Since Dr. Claus van der Velden joined Board (Mar 2, 2018)	Total Return Since Dr. Jiong Ma appointed to Board (May 25, 2021)	Total Return Since Axel Paeger joined board (Feb 23, 2026)	Total Return Since CEO Dr. Christopher Misslign terminated (Apr 30, 2026)	Total Return Since Dr. Terrie Kellmeyer appointed CEO (May 4, 2026)
Anavex (AVXL)	-40.72%	22.88%	-71.26%	-23.20%	-4.34%	-6.30%
iShares Biotechnology ETF (IBB)	119.67%	87.47%	36.45%	15.22%	19.53%	18.49%
S&P BioTech ETF (XBI)	145.03%	75.12%	29.02%	25.61%	21.54%	19.59%
iShares Russell 2000 ETF (IWM)	153.20%	121.41%	47.55%	17.00%	9.48%	9.55%
AVXL Performance vs Median Peer	N/A	N/A	-11.13%	-43.37%	-19.68%	-10.16%

Anavex's -71.26% return specifically under Board Chair Jiong Ma is striking, along with significant operating losses across the timeline. See Anavex's SEC reports.

Performance data above through August 24, 2026 (Source: FactSet)

THE RESULT

Anavex drastically underperforms peers over the 1-year TSR.

The market has spoken.

1-year as of AVXL DEF 14A file date



Total Return: 20 Aug '25 - 11 Aug '26
AVXL-US
CMPS-US
AXSM-US
ALXO-US
300
250
200
150
100
50
0
-50
-100
227.94
131.97
84.43
-63.74
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul

Anavex relative to comparables

Total return (%)

	Cum.	Ann. (CGR)
COMPASS Pathways CMPS	-291.68	-302.59
Axsome AXSM	-148.17	-151.97
ALX Oncology ALXO	-195.71	-201.62

Sources: FactSet

AVXL 3-year TSR vs Peer Group

3-year as of AVXL DEF 14A file date


Total Return: 18 Aug '23 - 11 Aug '26
AVXL-US
CMPS-US
AXSM-US
ALXO-US
300
250
204.85
150
100
62.38
0
-56.99
-59.02
-150
10/23
1/24
4/24
7/24
10/24
1/25
4/25
7/25
10/25
1/26
4/26
7/26

Comparable returns

Total return (%)

	Cum.	Ann. (CGR)
Anavex AVXL	-56.99	-24.63
COMPASS Pathways CMPS	62.38	17.64
Axsome AXSM	204.85	45.29
ALX Oncology ALXO	-59.02	-25.85

Sources: FactSet

THE RESULT

AVXL 5-year TSR vs Peer Group

5-year as of AVXL DEF 14A file date



Total Return: 20 Aug '21 - 11 Aug '26
AVXL-US
CMPS-US
AXSM-US
ALXO-US
1,200
1,000
800
600
400
200
-200
900.79
-96.92
-56.36
-80.88
'22
'23
'24
'25
'26

Comparable returns

Total return (%)

	Cum.	Ann. (CGR)
Anavex AVXL	-80.88	-28.28
COMPASS Pathways CMPS	-56.36	-15.34
Axsome AXSM	900.79	58.84
ALX Oncology ALXO	-96.92	-50.28

Sources: FactSet

The Choice on Your Ballot



YOUR VOTE. YOUR INVESTMENT.
VOTE
GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

One Slate Owns the Risk. One Slate Asks You To.

	The Anavex nominees	The PVG nominees
Personal Capital at Risk	~5,000 shares owned collectively	Significant shareholder ownership and investment exposure
Alignment With Shareholders	Limited economic stake	Invested alongside shareholders
Board Accountability	Four nominees are defendants in pending shareholder litigation	Focused on independent oversight
Corporate Governance	Executive Committee concentrates authority among three directors	Full board accountability and shareholder oversight
Capital Allocation Experience	Primarily operating backgrounds	Extensive investing, research, banking, and capital markets experience
Track Record	Presided over a 28% share price decline from May 5 to July 23, 2026 while the sector advanced	Focused on restoring shareholder value
Who Bears the Risk?	Shareholders	Shareholders and directors together

A board that owns nothing has nothing to lose. Shareholders do.

The Choice on Your White Ballot From The Existing Board

Jiong Ma - prior experience, we could not find anything in the August 10, 2026 proxy statement regarding biotechnology. Recently, she was involved in a SPAC, founded and led by Chavant Capital Acquisition Corporation and merged with Mobix Labs a semiconductor company which went from about $100 per share to about $1.70 in just a few years. This is the type of Board Member we are NOT looking for.


NasdaqCM - BOATS Real Time Price - USD
Mobix Labs, Inc. (MOBX)
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1.7100 0.0000 (0.00%) 1.7100 0.0000 (0.00%)
At close: August 7 at 4:00:01 PM EDT
Overnight: 9:24:38 PM EDT
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125.0000
100.0000
75.0000
50.0000
25.0000
2022
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Mobix Labs, Inc. (MOBX)
1.7100 0.0000 (0.00%) 1.7100 0.0000 (0.00%)
Income Statement
Balance Sheet
Cash Flow
Dividends
Currency in USD
Annual
Quarterly
40M
35M
30M
25M
20M
15M
10M
5M
0
Mar '25
Jun '25
Sep '25
Dec '25
Mar '26

A board that owns nothing has nothing to lose. Shareholders do.

The Skills Anavex Needs. The Experience PVG Brings.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

NOMINEE	Capital Markets	Biotech Investing	Public Co. Leadership	Drug Dev./ Regulatory	Governance
Patrick Adams	✓	✓	✓		✓
Curtis Hogue	✓	✓	✓	✓	✓
John Boris	✓	✓		✓	✓
Rene Mora	✓	✓			✓
Ralf von Ziegesar	✓	✓			✓
Jason Kolbert	✓	✓		✓	✓

PUBLIC COMPANY EXPERIENCE

Patrick Adams

Life Care Medical Devices | Chairman of the Board | 2014–June 2015

Family Office of America | 11/23–Current

Public Mutual Funds | 1990-2005 | Director and Manager

Curtis Hogue

Alaunos Therapeutics (TCRT) | Board | December 2023–July 2025

Served as Interim CEO; did not serve on committees, but attended most committee meetings. Principal Financial Officer, January 2024–July 2025; this should qualify him to serve on the Audit Committee. Alaunos had no material weakness determination unlike Anavex.

Rene Mora

Hotspot Therapeutics | Board Observer | 2021–2025

PRIVATE EXPERIENCE

Ralf von Ziegesar

Onvista AG (Financial Services) | Head of Supervisory Board | 2009–2010

General business, financials, audit, compliance, and risk management.

Boursorama (CEO) S.A., Frankfurt branch (online bank) | Board Member | 2005–2010

Overall strategy, operations, financials, audit, regulatory compliance, and digital transformation.

FOCAM AG, Frankfurt, Multi-Family Office | Ralf von Ziegesar | Supervisory Board Member | 2000–2010

Strategic guidance on capital allocation, governance, audit, and regulatory compliance.

VERITAS SG INVESTMENT TRUST GmbH | Ralf von Ziegesar | Board Member (CEO, CIO) | 1992–2005

Rene Mora

University of Chicago Medical System | Hospital System Board | 2022–Present

John Boris

Riverside Hawks, Harlem, NYC | Board Member | 2015–Present — Education, Character, Basketball

Curtis Houge

Wondering with Willow | Board | June 2025–Present — 501(c)(3) organization dedicated to providing accessible transportation for families affected by Rett Syndrome.

Why PVG's Slate is Different



PVG candidate Patrick Adams brings 40+ years in biotech investing and capital allocation experience, has been very successful in investing in the biotechnology sector, has vast experience with CNS companies, was an investor in Axsome and many other CNS companies, and has served on two public company boards.



Current Board Chair Jiong Ma has an SPAC background (presiding over Mobix Labs' 90% loss in shareholder value), zero biopharma experience, and owns 0 shares of AVXL.

A BOARD BUILT FOR THE NEXT CHAPTER OF ANAVEX

Why PVG's Slate is Different



PVG candidate Rene Mora not only holds a physician's background (M.D., Ph.D.), but also has two decades of healthcare investment banking at Leerink, five years managing a healthcare portfolio at Monashee, and serves as the board member of a major academic medical center.



Peter Donhauser's background as a physician lacks the operational and financial technicality that are necessary in running a successful company.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

Why PVG's Slate is Different



PVG candidate John Boris brings a 41-year financial and executive career built entirely inside the pharmaceutical industry. Worked for Eli Lilly (1985-1989), ending his tenure as Head of New Product and Sales, leading the Prozac team, and Warner-Lambert (acquired by Pfizer) as Senior Manager, Neurosciences (1990 to 1997).



Van der Velden has chaired AVXL's Audit Committee through delinquent quarterly filings and has a Telecom background.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

Why PVG's Slate is Different



Curtis Hogue has decades of biotech and pharma investing and equity research experience. Recruited to the Board (2023 -2025) of publicly traded Alaunos Therapeutics, Inc. as it navigated a period of significant transition and subsequently served as interim CEO and principal financial officer (2024 -2025). Board member of nonprofit serving those affected by Rett syndrome, Wondering with Willow (2025 to present).



Axel Paeger's executive record is in hospital group operations, not drug development; he holds no shares or options at AVXL, having no skin-in-the-game either.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

Why PVG's Slate is Different



PVG candidate Jason Kolbert has spent 25+ years covering biotechnology and neuroscience specifically, working for such firms as Salomon Smith Barney (Citibank) and Maxim Group, and has analyzed the clinical development strategies and regulatory hurdles blarcamesine now requires. He also worked for publicly traded NeoStem, Inc. as Chief Business Officer (2010-2012).



Adrian Senderowicz's development and regulatory experience was built in oncology, which is a regulatory pathway that bears little to no resemblance to neurodegeneration.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

Why PVG's Slate is Different



PVG candidate Ralf von Ziegesar has spent 30+ years in asset management and serves as Managing Director of FOCAM AG, with public company board experience at Onvista AG (2009-2010) and Boursorama S.A. (2005-2010).



While Gautam Patel brings healthcare credentials, he has no background experience in CNS or neurodegeneration specific companies, and would be expected to oversee a Phase 3 trial.

A BOARD SLATE BUILT FOR THE NEXT CHAPTER OF ANAVEX

PROPOSED COMMITTEE STRUCTURE

A BOARD STRUCTURE DESIGNED AROUND OVERSIGHT, CAPITAL & PIPELINE PRIORITIES

AUDIT COMMITTEE

- Patrick Adams
- Curtis Hogue
- Jason Kolbert

COMPENSATION COMMITTEE

- Jason Kolbert
- John Boris

NOMINATING & GOVERNANCE COMMITTEE

- Rene Mora
- Ralf von Ziegesar

PIPELINE DEVELOPMENT COMMITTEE

- Jason Kolbert
- Rene Mora
- John Boris
- Curtis Hogue

EXECUTIVE COMMITTEE

- Patrick Adams
- Curtis Hogue

FINANCE COMMITTEE

- Rene Mora
- John Boris
- Jason Kolbert

The Choice on Your White Ballot From The Existing Board[1]

Peter Donhauser, D.O.- has some knowledge of clinical trials as a private practitioner. We do not see any specific biotechnology experience or any investing or advising of CNS companies.

Gautam Patel- focus is on investing a control position in companies through a private fund, this is not what we are looking for. The board he sits on is a generic healthcare company.

Axel Paeger- manages a hospital chain in Europe, again not what we want.

Adrian Senderowicz - has an accomplished background, but he is focused on cancer. Again, not a fit for Anavex.

Claus van der Velden - his career is in telecommunications in Germany, again not a fit for Anavex.

We want Board Members that have in -depth knowledge and passion about biotech, that invest their own capital into Anavex, that know Anavex well and have practical experience that can help guide and lend oversight to the Company.

(1) Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026

Summary and Conclusion



YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PYG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

SUMMARY

Why these directors should not be elected

- The Anavex Board is comprised nominees in other industries, such as telecommunications, why? We need better.
- The Anavex Board has overseen this company collectively for a lengthy period of time and has very little to show for it.
- The Anavex Board has allowed the financial quarterly report to be late and faced a possible delisting from Nasdaq that was re cently remedied.
- The Anavex Board appointed a first -time CEO who owns no shares and advises another biotechnology company.
- The Anavex Board members own 5,000 shares of Anavex — 0.005% of the Company. Three of the four nominees own none at all.
- Most options held by nominees are worthless at recent stock prices. They have no capital at risk.
- New Director Nominee Senderowicz does have an accomplished background for an oncology company, but Anavex is CNS!
- Three directors — all defendants in a shareholder lawsuit — were aggregated most of the power of the entire Board and the Board recommended non renomination of the only two directors who own meaningful stock.
- By the Company's own proxy statement (August 10, 2026), only one of the four has regulatory experience — at a company whose valu e depends entirely on FDA and EMA outcomes.
- Only one director chairs the Audit, Compensation, and Nominating Committees simultaneously.
- The Biotech sector rose while under this Board, while Anavex stock fell —the Company has missed two required 10 -Q SEC filing dead lines and has a material weakness in internal controls.

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

SUMMARY

Operational Instability Summarized

- **Leadership Turmoil** : Abrupt termination of former CEO Dr. Christopher Missling in April 2026, followed by ongoing legal issues
- **Material Weakness in internal controls and financial reporting** : Since September 30, 2024
- **Major Regulatory Setback** : In March 2026, Anavex withdrew a European authorization application for Blarcamesine after the European Medicines Agency Committee for Medicinal Products for Human Use indicated it would not issue a positive opinion
  - **Consequences** : The withdrawal was around the time of the firing of key clinical and regulatory personnel at Anavex, including the Head of Biostatistics and Global Head of Neurology. In our view, this eliminated the institutional skills and knowledge required t o navigate complex EMA requirements and de -risk

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

The Case for Change

- **Significant Value Destruction**: The stock has cratered from highs of $31.50 in 2021 to $2.39 as of July 24, 2026.
- **Leadership**: Incurred net losses for the fiscal years ended September 30, 2023, 2024 and 2025 of $47.5 million, $43.0 million and $46.4 million, respectively, overseen by an under qualified, telecom heavy board with no meaningful CNS expertise.
- **Proxy Governance Failures**: Delinquent SEC filings, facing a possible delisting from Nasdaq that was recently remedied; material weakness in internal controls.
- **Change is needed, and we have selected highly qualified experts to oversee and direct Anavex on a successful path forward and advance the pipeline.**


Total Return: 28 Jun '21 - 18 Aug '26
AVXL-US
0
-10
-20
-30
-40
-50
-60
-70
-80
-100
'22
'23
'24
'25
'26

Price Change (%)	
Cum	Ann (CGR)
-89.24	-35.18

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

TSR Underperformance

- We believe that AVXL's share price compression reflects deep structural underperformance, evident in the stock's **1-year plummet from $9.53 to 3.11 while peers stabilized**[(1)]

- While broader micro-cap biotech faced headwinds across the 1,3, and 5 year benchmarks, we believe that AVXL's acute 1-year collapse illustrates company-specific board execution failures of the AVXL nominees (most of whom currently sit)

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

(1) As of August 24, 2026 (Source: S&P Capital IQ Pro)

SUMMARY

3-year TSR against indexes (S&P Biotech ETF and BlackRock Biotech ETF)



Total Return: 18 Aug '23 - 19 Aug '26
AVXL-US
XBI-US
IBB-US
150
100
50
0
-50
-100
117.26
72.45
-59.25
10/23
1/24
4/24
7/24
10/24
1/25
4/25
7/25
10/25
1/26
4/26
7/26

Important Information


YOUR VOTE. YOUR INVESTMENT.
VOTE
GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar

Sources

- All ownership, compensation, committee and biographical data is taken from Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 (the "Proxy Statement").
- Shares actually owned are calculated by subtracting the stock options enumerated in footnotes (3) through (9) of the Company's beneficial ownership table from each person's reported beneficial ownership in the Proxy Statement. Percentages are calculated on 92,696,842 shares outstanding as of July 30, 2026.
- Comparative share price performance and the Nasdaq Listing Rule 5250(c)(1) delinquency are as stated in the PVG Asset Management Corporation, Revised Preliminary Proxy Statement (PRRN14A), filed with the SEC on August 17, 2026. Anavex share price and 52-week range are per public market data as of July 17, 2026.
- The Aardvark Therapeutics Phase 3 HERO trial pause is per that company's press release dated February 27, 2026.
- Statements of belief and opinion are identified as such.

Required Disclosure

Participants in the Solicitation

The participants in PVG's solicitation of proxies are PVG Asset Management Corporation, Patrick S. Adams, Jason Kolbert, Ralf von Ziegesar, Rene Mora, John Boris and Curtis Hogue (collectively, the "Participants"). Information concerning the identity of the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is included in PVG's Definitive Proxy Statement and related SEC filings.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements regarding the Company's plans, strategies and expectations regarding the 2026 Annual Meeting, director nominations, the proxy solicitation, the Company's go-forward strategy, clinical development programs, business prospects, and potential actions of the Board and the Executive Committee, are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including the words "believes," "anticipates," "plans," "estimates," "expects," "intends," "may," "will," "would," "could," and similar expressions, or the negative thereof. Many factors may cause actual results to differ materially from those projected in any of such forward-looking statements, which should be considered together with any forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements made or contained herein are based on information available to PVG as of the date hereof, and PVG undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof except as required by law.

Important Information Regarding Participants in the Solicitation: PVG Asset Management Corporation ("PVG"), together with its director nominees may be deemed to be "participants" (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information concerning the names of the Participants and their respective direct and indirect interests in the solicitation, including their interests in securities of Anavex Life Sciences Corp., is available in PVG's definitive proxy statement filed with the Securities and Exchange Commission (the "SEC"). Stockholders may obtain a copy of the definitive proxy statement and other relevant documents filed by PVG with the SEC free of charge at the SEC's website at www.sec.gov.

Important Additional Information and Where to Find It: PVG has filed a definitive proxy statement, an accompanying GOLD proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company's stockholders for the 2026 Annual Meeting. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.anavex.com.

IMPORTANT INFORMATION

Vote the Gold Proxy Card

*If you have any questions, require assistance in voting your **GOLD** universal proxy card, or need additional copies of PVG's proxy materials, please contact:*

INVESTORCOM
SHAREHOLDER INTELLIGENCE

1055 Washington Boulevard, Suite 520
Stamford, CT 06901

Stockholders may call toll-free: (877) 972-0090
Banks and brokers call collect: (203) 972-9300
E-mail: proxy@investor-com.com


YOUR VOTE. YOUR INVESTMENT.
VOTE GOLD
FOR THE PVG NOMINEES
Patrick Adams
John Boris
Jason Kolbert
Rene Mora
Curtis Hogue
Ralf von Ziegesar